BMC Software to Move to NASDAQ Global Select Market Company's Ticker Symbol to Remain 'BMC'

HOUSTON, October 13, 2009 - BMC Software (NYSE: BMC) today announced that the Company will voluntarily transfer its stock exchange listing from The New York Stock Exchange to the NASDAQ Global Select Market, (NASDAQ: NDAQ), effective October 26, 2009.

BMC's stock will continue to trade under the ticker symbol BMC.

"As more and more investors move to electronic trading, our move to NASDAQ comes at a pertinent time," said Steve Solcher, BMC's senior vice president and chief financial officer. "After much consideration, we believe that NASDAQ's electronic trading platform will provide our shareholders with access to the most advanced technologies and most cost-effective services available in the stock market today. As with everything we do at BMC, this move demonstrates our continued commitment to enhancing shareholder value."

"BMC Software is a leader in the software and technology space, and we are delighted that they have chosen to list on NASDAQ OMX," said Bruce Aust, executive vice president, The NASDAQ OMX Group. "NASDAQ OMX is the market of choice for innovative and forward thinking global companies such as BMC, and we look forward to supporting the Company through our superior electronic trading platform, our public company support services and our global visibility platform."

The NASDAQ OMX Group owns and operates the NASDAQ Global Select Market.

Business runs on IT.  IT runs on BMC Software.

The most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC's comprehensive approach and unified platform help IT organizations cut costs, reduce risk and drive business profit.  For the four fiscal quarters ended June 30, 2009, BMC revenue was approximately $1.88 billion. Visit www.bmc.com for more information.

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